Exhibit 99.1
HF Foods Reports Fourth Quarter and Full Year 2023 Financial Results
Pre-Recorded Earnings Call Webcast Available on Investor Relations Website
Company Continues to Execute Comprehensive, Operational Transformation Plan to Drive Growth and Cost Savings
Las Vegas, NV – March 14, 2024 – HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods”, or the “Company”), a leading food distributor to Asian restaurants across the United States, reported unaudited financial results for the fourth quarter and full year ended December 31, 2023.
Fourth Quarter 2023 Financial Results
•Net revenue decreased 3.8% to $280.9 million compared to $291.9 million in the prior year.
•Gross profit increased 3.0% to $52.3 million compared to $50.7 million in the prior year. Gross profit margin increased to 18.6% compared to 17.4% in the prior year.
•Net income (loss) increased to net income of $2.7 million compared to net loss of $3.5 million in the prior year.
•Adjusted EBITDA increased 372.6% to $20.4 million compared to $4.3 million in the prior year.
Full Year 2023 Financial Results
•Net revenue decreased 1.9% to $1,148.5 million compared to $1,170.5 million in the prior year.
•Gross profit decreased 0.7% to $204.0 million compared to $205.5 million in the prior year, Gross profit margin increased to 17.8% compared to 17.6% in the prior year.
•Net (loss) income decreased to a net loss of $2.7 million compared to net income of $0.2 million in the prior year.
•Adjusted EBITDA increased 11.1% to $44.6 million compared to $40.1 million in the prior year.
Management Commentary

“We are excited by the progress we have made on our operational transformation plan that we expect to help us drive long-term growth and profitability,” said Peter Zhang, Chief Executive Officer of HF Foods. “We successfully expanded our margin through centralized purchasing for Seafood and exited low margin chicken processing businesses with a focus on our core operations in 2023. Our focus on centralized purchasing and improving overall operation efficiency will see us drive additional savings in other key categories. We have also recently entered into a partnership with a large and reputable national transportation provider with a focus on driving efficiency in our fleet upgrade, maintenance and fuel programs. We have already seen improvements in our key profitability metrics as a result of our optimization efforts, and look forward to these metrics continuing to reflect our progress. As the only scaled, nationwide operator dedicated to serving the growing Asian foodservice market, our deep customer loyalty and the incredible work of our entire team to execute our transformation initiative gives me more confidence than ever that we are well positioned to capitalize on these improvements in the near and long term.”

Fourth Quarter 2023 Results
Net revenue was $280.9 million for the fourth quarter of 2023 compared to $291.9 million in the prior year period, a decrease of $11.0 million, or 3.8%. The decline was primarily attributable to deflationary pricing in certain key commodities, and to a lesser extent the loss in revenue driven by the exit of the Company’s chicken processing businesses in the second and third quarters of 2023, partially offset by higher volume.
Gross profit was $52.3 million for the fourth quarter of 2023 compared to $50.7 million in the prior year period, an increase of $1.5 million, or 3.0%. Gross profit margin increased to 18.6% from 17.4% in the prior year period. The gross profit margin benefited from the Company’s exit from its lower margin chicken processing businesses and the successful execution of its Seafood centralized purchasing program.
Distribution, selling and administrative expenses decreased by $13.1 million to $41.0 million, primarily due to a decrease of $14.5 million in professional fees, partially offset by higher payroll and related labor costs. During the fourth quarter of 2023, the Company received net settlement amounts totaling $10.0 million which reduced professional fees. Distribution, selling and administrative expenses as a percentage of net revenue decreased to 14.6% from 18.5% in the prior year period primarily due to lower professional fees, partially offset by increased headcount.
Net income (loss) increased to net income of $2.7 million for the fourth quarter of 2023 compared to a net loss of $3.5 million in the prior year period. The increase was primarily attributable to the decreased distribution, selling and administrative costs and higher gross profit, partially offset by the $3.6 million change in the fair value of interest rate swap contracts, higher interest expense, and decreased tax benefit.
Adjusted EBITDA increased 372.6% to $20.4 million for the fourth quarter of 2023 compared to $4.3 million in the prior year. Adjusted EBITDA benefited from the $10.0 million of total net settlement amount.
Full Year 2023 Results
Net revenue was $1,148.5 million for the year ended December 31, 2023 compared to $1,170.5 million in the prior year. The decline was primarily attributable to deflationary pricing in Seafood, Meat and Poultry, Asian Specialty and Packaging and Other. The revenue decrease due to pricing was partially offset by higher volume and the Seafood revenue generated due to the Sealand Food, Inc. acquisition (“Sealand Acquisition”) which had a full year of revenue in 2023 compared to a partial year in 2022.
Gross profit was $204.0 million for the year ended December 31, 2023 compared to $205.5 million in the prior year period. The decline was primarily attributable to decreases in revenue from Meat and Poultry, and to a lesser extent, Packaging and Other, partially offset by the increased Asian Specialty revenue and the additional Seafood revenue generated due to the Sealand Acquisition and the successful execution of the Seafood centralized purchasing program. In 2023, poultry pricing declined from elevated levels that benefited the Company’s gross profit in 2022. Gross profit margin of 17.8% represented an increase from 17.6% in the prior year.
Distribution, selling and administrative expenses for the year ended December 31, 2023 remained consistent with the prior year, having increased by $0.1 million to $195.1 million, primarily due to a decrease in professional fees as a result of $10.0 million in net settlement amounts received during 2023, partially offset by increases of $7.3 million in payroll and related labor costs, inclusive of the additional costs due to the Sealand Acquisition, and $2.0 million in insurance related costs. Professional fees decreased $12.9 million, or $2.9 million net of the settlement amounts received, to $13.9 million for the year ended December 31, 2023, from $26.8 million for the year ended December 31, 2022. In addition, the Company recognized an asset impairment of $1.2 million related to the exit of its chicken processing facility in 2023. Distribution, selling and administrative expenses as a percentage of net revenue increased to 17.0% for the year ended December 31, 2023 from 16.7% in the same period in 2022.

Net (loss) income for the year ended December 31, 2023 decreased to a net loss of $2.7 million compared to net income of $0.2 million in the prior year. The decrease was primarily attributable to a $4.0 million increase in interest expense, as well as a change in fair value of interest rate swap contracts of $2.4 million, partially offset by a change in lease guarantee expense of $6.1 million.
Adjusted EBITDA for the year ended December 31, 2023 increased 11.1% to $44.6 million compared to $40.1 million in the prior year. Adjusted EBITDA benefited from the $10.0 million of total net settlement amount.
Cash Flow and Liquidity
Cash flow from operating activities decreased to $15.8 million for 2023, compared to $31.3 million in the prior year. The decrease in cash flow from operating activities was primarily due to the timing of working capital outlays. As of December 31, 2023, the Company had a cash balance of $15.2 million and access to approximately $37.6 million in additional funds through its $100.0 million line of credit, subject to a borrowing base calculation.
The following table summarizes our unaudited condensed consolidated statements of cash flows:

	Year Ended December 31,
(In thousands)	2023	2022
Net (loss) income	$(2,662)	$235
Non-cash adjustments to net (loss) income	23,373	29,461
Changes in operating assets and liabilities (excluding effects of acquisitions)	(4,907)	1,588
Net cash provided by operating activities	15,804	31,284
Net cash used in investing activities	(1,514)	(50,786)
Net cash (used in) provided by financing activities	(23,347)	28,999
Net (decrease) increase in cash	(9,057)	9,497
Cash at beginning of the year	24,289	14,792
Cash at end of the year	$15,232	$24,289
Earnings Call and Webcast
A pre-recorded call and webcast with HF Foods’ management team discussing the results is now available on the Investor Relations section of the Company’s website at https://investors.hffoodsgroup.com/.
About HF Foods Group Inc.
HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US, South America, and China. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.
Investor Relations Contact:
HFFG Investor Relations
hffoodsgroup@icrinc.com

Forward-Looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, the factors disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.
Non-GAAP Financial Measures
Discussion of our results includes certain non-GAAP financial measures, including EBITDA, adjusted EBITDA and non-GAAP net income (loss) attributable to HF Foods Group Inc., that we believe provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial performance with other companies in the same industry, many of which present similar non-GAAP financial measures to investors. The definitions of EBITDA, adjusted EBITDA and non-GAAP net income (loss) attributable to HF Foods Group Inc. may not be the same as similarly titled measures used by other companies in the industry. EBITDA, adjusted EBITDA and non-GAAP net income (loss) attributable to HF Foods Group Inc. are not defined under GAAP and are subject to important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP.
We use non-GAAP financial measures to supplement our GAAP financial results. Management uses EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization to measure operating performance. In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses. We believe that Adjusted EBITDA is less susceptible to variances in actual performance resulting from non-recurring expenses, and other non-cash charges, provides useful information for our investors and is more reflective of other factors that affect our operating performance.
We believe non-GAAP net income (loss) attributable to HF Foods Group Inc. is a useful measure of operating performance because it excludes certain items not reflective of our core operating performance. Non-GAAP net income (loss) attributable to HF Foods Group Inc. is defined as net income (loss) attributable to HF Foods Group Inc. adjusted for amortization of intangibles, change in fair value of interest rate swaps, stock based compensation, transaction related costs, transformational project costs and certain unusual, non-cash, or non-recurring expenses. We believe that non-GAAP net income (loss) attributable to HF Foods Group Inc. facilitates period-over-period comparisons and provides additional clarity for investors to better evaluate our operating results. We present EBITDA, adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere in its reports filed with the SEC, including its current Quarterly Report on Form 10Q, and such information is not meant to replace or supersede U.S. GAAP measures. Reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash	$15,232	$24,289
Accounts receivable, net	47,832	44,399
Inventories	105,618	120,291
Other current assets	10,145	8,937
TOTAL CURRENT ASSETS	178,827	197,916
Property and equipment, net	133,136	140,330
Operating lease right-of-use assets	12,714	14,164
Long-term investments	2,388	2,679
Customer relationships, net	147,181	157,748
Trademarks, trade names and other intangibles, net	30,625	36,343
Goodwill	85,118	85,118
Other long-term assets	6,531	3,231
TOTAL ASSETS	$596,520	$637,529
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Checks issued not presented for payment	$4,494	$21,946
Line of credit	58,564	53,056
Accounts payable	52,014	57,044
Current portion of long-term debt, net	5,450	6,266
Current portion of obligations under finance leases	1,749	2,254
Current portion of obligations under operating leases	3,706	3,676
Accrued expenses and other liabilities	17,287	19,648
TOTAL CURRENT LIABILITIES	143,264	163,890
Long-term debt, net of current portion	108,711	115,443
Obligations under finance leases, non-current	11,229	11,441
Obligations under operating leases, non-current	9,414	10,591
Deferred tax liabilities	29,028	34,443
Other long-term liabilities	6,891	5,472
TOTAL LIABILITIES	308,537	341,280
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(7,750)	—
Additional paid-in capital	603,094	598,322
Accumulated deficit	(308,688)	(306,514)
TOTAL SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO HF FOODS GROUP INC.	286,661	291,813
Noncontrolling interests	1,322	4,436
TOTAL SHAREHOLDERS’ EQUITY	287,983	296,249
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$596,520	$637,529

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net revenue	$280,873	$291,899	$1,148,493	$1,170,467
Cost of revenue	228,605	241,177	944,462	964,955
Gross profit	52,268	50,722	204,031	205,512

Distribution, selling and administrative expenses	41,049	54,113	195,062	194,953
Income (loss) from operations	11,219	(3,391)	8,969	10,559

Other (income) expenses:
Interest expense	3,048	2,356	11,478	7,457
Other income	(246)	(428)	(1,091)	(1,829)
Change in fair value of interest rate swap contracts	3,674	33	1,580	(817)
Lease guarantee (income) expense	(72)	(87)	(377)	5,744
Total Other expenses, net	6,404	1,874	11,590	10,555
Income (loss) before income taxes	4,815	(5,265)	(2,621)	4

Income tax expense (benefit)	2,094	(1,760)	41	(231)
Net income (loss)	2,721	(3,505)	(2,662)	235
Less: net loss attributable to noncontrolling interests	(4)	(151)	(488)	(225)
Net income (loss) attributable to HF Foods Group Inc.	$2,725	$(3,354)	$(2,174)	$460

Earnings (loss) per common share - basic	$0.05	$(0.06)	$(0.04)	$0.01
Earnings (loss) per common share - diluted	$0.05	$(0.06)	$(0.04)	$0.01

Weighted average shares - basic	53,502,052	53,813,772	53,878,237	53,757,162
Weighted average shares - diluted	53,961,698	53,813,772	53,878,237	53,863,448

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2023	2022	Change
Net income (loss)	$2,721	$(3,505)	$6,226
Interest expense	3,048	2,356	692
Income tax expense (benefit)	2,094	(1,760)	3,854
Depreciation and amortization	6,367	6,691	(324)
EBITDA	14,230	3,782	10,448
Lease guarantee income	(72)	(87)	15
Change in fair value of interest rate swaps	3,674	33	3,641
Stock-based compensation expense	747	584	163
Business transformation costs(1)	527	—	527
Other non-routine expense (2)	1,274	—	1,274
Adjusted EBITDA	$20,380	$4,312	$16,068

	Year Ended December 31,
	2023	2022	Change
Net (loss) income	$(2,662)	$235	$(2,897)
Interest expense	11,478	7,457	4,021
Income tax expense (benefit)	41	(231)	272
Depreciation and amortization	25,918	24,936	982
EBITDA	34,775	32,397	2,378
Lease guarantee (income) expense	(377)	5,744	(6,121)
Change in fair value of interest rate swaps	1,580	(817)	2,397
Stock-based compensation expense	3,352	1,257	2,095
Business transformation costs (1)	929	—	929
Acquisition-related costs	—	1,130	(1,130)
Other non-routine expense (2)	3,124	—	3,124
Asset impairment charges	1,200	422	778
Adjusted EBITDA	$44,583	$40,133	$4,450
____________
(1)    Represents non-recurring expenses associated with the launch of strategic projects including supply chain strategy improvements and technology infrastructure initiatives.
(2)    Includes contested proxy and related legal and consulting costs and facility closure costs.

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO HF FOODS GROUP INC.
TO NON-GAAP NET INCOME ATTRIBUTABLE TO HF FOODS GROUP INC.
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2023	2022	Change
Net income (loss) attributable to HF Foods Group Inc.	$2,725	$(3,354)	$6,079
Amortization of intangibles	4,072	4,044	28
Lease guarantee income	(72)	(87)	15
Change in fair value of interest rate swaps	3,674	33	3,641
Stock-based compensation expense	747	584	163
Business transformation costs (1)	527	—	527
Other non-routine expense (2)	1,274	—	1,274
Aggregate adjustment for income taxes	206	(889)	1,095
Non-GAAP net income attributable to HF Foods Group Inc.	$13,153	$331	$12,822

	Year Ended December 31,
	2023	2022	Change
Net (loss) income attributable to HF Foods Group Inc.	$(2,174)	$460	$(2,634)
Amortization of intangibles	16,285	15,744	541
Lease guarantee (income) expense	(377)	5,744	(6,121)
Change in fair value of interest rate swaps	1,580	(817)	2,397
Stock-based compensation expense	3,352	1,257	2,095
Business transformation costs (1)	929	—	929
Acquisition-related costs	—	1,130	(1,130)
Other non-routine expense (2)	3,124	—	3,124
Asset impairment charges	1,200	422	778
Aggregate adjustment for income taxes	527	(4,564)	5,091
Non-GAAP net income attributable to HF Foods Group Inc.	$24,446	$19,376	$5,070
____________
(1)    Represents non-recurring expenses associated with the launch of strategic projects including supply chain strategy improvements and technology infrastructure initiatives.
(2)    Includes contested proxy and related legal and consulting costs and facility closure costs.